Exhibit 99.1

Eargo Provides Business Update

Reached settlement agreement to resolve DOJ investigation

Company to Hold Conference Call and Web Cast on May 2, 2022 at 8:00 a.m. Eastern Time

SAN JOSE, CA., April 29, 2022 – Eargo, Inc. (Nasdaq: EAR) (the “Company”), a medical device company on a mission to improve the quality of life of people with hearing loss, today provided a business update and provided guidance on its operating cash runway.

Business Updates:

•	Preliminary first quarter 2022 Gross systems shipped is expected to be approximately 5,770, representing 100% cash pay shipments.

•	Focused on efficiency of cash pay business, including reduced media spend and driving improved conversion rates.

•	Conducting retail pilots under existing regulations at partnered physical locations, offering consumers an in-person Eargo experience and driving new awareness.

•	Preliminary cash and cash equivalents as of March 31, 2022 expected to be approximately $89 million.

DOJ Settlement

•	Reached a civil settlement agreement with the U.S. government to resolve the DOJ investigation, including a $34.4 million settlement payment, as disclosed separately.

Management Priorities, Outlook & Cash Runway

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Top management priority is to regain insurance coverage of Eargo for government employees under the Federal Employee Health Benefits (“FEHB”) program. Working to engage directly with the Office of Personnel Management (“OPM”) to align on and establish processes to support the submission of claims through the FEHB program.

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Excluding the $34.4 million settlement payment the Company expects to make in the second quarter of 2022, the Company expects its cash burn in 2022 to be approximately $20 million to $25 million per quarter and anticipates that it will need to raise capital over the course of 2022.

More information on the settlement agreement is included in a separate press release issued by the Company today.

Christian Gormsen, President and Chief Executive Officer, said, “We are pleased that we have now put the DOJ investigation behind us and have done so on such a rapid timeline since learning of the investigation on September 21, 2021. We can now turn our focus back to operating the business and to future growth opportunities. One of our top management priorities is to regain insurance coverage of Eargo for government employees under the FEHB program, and we are very pleased that OPM has agreed to not take administrative action seeking the exclusion of Eargo from the FEHB program and has indicated there will be an opportunity for further dialogue with us. Our goal is to align with the OPM on and establish processes to support the submission of claims through the FEHB program. We expect this to take some time, and it is too early to speculate whether we will be able to reach acceptable processes to support the submission of claims.”

Mr. Gormsen continued, “While we have incurred increased expenses, primarily in connection with the DOJ investigation, we have also made several operational changes since learning of the DOJ investigation, including no longer accepting insurance benefits as a form of payment and adjusting our media spend to focus on cash-pay customers. We believe these factors, as well as the uncertainty following our learning of the DOJ investigation, resulted in lower shipments and higher cash burn in the fourth quarter. While this created a very challenging operating environment, the quick and decisive action we took to improve the efficiency of our cash-pay business resulted in higher conversion rates at significantly lower media spend levels. When combined with several additional cost cutting initiatives, these efforts have allowed us to reduce our cash burn relative to the abnormally high cash burn in the fourth quarter of 2021.”

Business Update

From the time the Company learned of the DOJ investigation until December 8, 2021, the Company continued to process orders for customers with potential insurance coverage (including FEHB program members) but suspended all claims submission activities and has offered affected customers the option to return their hearing aids or purchase their hearing aids without the use of their insurance benefits in case their claim is denied or ultimately not submitted. Based on the terms of the civil settlement agreement, the Company does not expect to seek any additional payment from customers whose claims have already been submitted. The Company made the decision to stop accepting insurance benefits as a method of direct payment beginning on December 8, 2021.

The Company also determined that customer transactions using insurance benefits as a method of direct payment submitted subsequent to the date the Company learned of the DOJ investigation on September 21, 2021 did not meet the criteria for revenue recognition. Therefore, the Company has not recognized revenue for shipments to customers with potential insurance coverage, substantially all of whom were covered under the FEHB program, subsequent to that date. As part of assessing the impact of the DOJ investigation, the Company also anticipates a change in its estimate of the sales returns recorded in the third quarter of 2021, based on its estimate that a majority of customers with unsubmitted claims will choose to return the hearing aid system. This change in estimate includes unsubmitted claims from transactions that occurred prior to the third quarter of 2021.

Total third quarter 2021 gross systems shipped were approximately 13,117, an increase of approximately 30% versus the third quarter of 2020. Approximately 48% of those shipments were to customers using insurance benefits as a method of direct payment. Additionally, the Company did not recognize revenue on approximately 670 hearing aid systems shipped to customers with potential insurance coverage during the third quarter of 2021, subsequent to the date it learned of the DOJ investigation on September 21, 2021.

Total fourth quarter 2021 gross systems shipped were approximately 7,760, down approximately 36% year-over-year. 20% of preliminary fourth quarter shipments were shipments to customers with potential insurance benefits and for which the Company did not recognize revenue.

Preliminary first quarter 2022 gross systems shipped are expected to be approximately 5,770, down approximately 51% year-over-year, representing 100% cash pay shipments.

Preliminary cash and cash equivalents were approximately $89 million as of March 31, 2022, $110 million as of December 31, 2021, and $156.4 million as of September 30, 2021. Net operating cash burn in the fourth quarter 2021 was $45.9 million and included several expenses specific to the DOJ investigation.

The Company previously disclosed an audit by its largest third-party payor, and the Company remains subject to a prepayment review of claims by that payor. The Company also does not intend to submit any claims through the FEHB program until it is able to align with the OPM on and establish processes for supporting the submission of these claims.

In line with the Company’s priority to regain insurance coverage of Eargo for government employees under the FEHB program, the Company is focused on enhancing its compliance and risk management processes with respect to its operations in the healthcare industry and hiring additional qualified personnel and specialized consulting resources before submitting any further claims. Additionally, among other things, the Company intends to establish a new role of Chief Compliance Officer, and the board of directors intends to form a new Risk and Compliance Committee comprised solely of independent directors.

Nasdaq Listing

As previously disclosed, the Company was notified by the Nasdaq Stock Market LLC (“Nasdaq”) that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) for continued listing as a result of the delay in filing the Company’s Form 10-Q for the quarterly period ended September 30, 2021 and Form 10-K for the year ended December 31, 2021. Nasdaq has granted the Company an exception of up to 180 days from the Form 10-Q original filing due date, or until May 16, 2022, to regain compliance.

2022 Financial Guidance

Excluding the $34.4 million settlement payment that the Company expects to make in the second quarter of 2022, the Company expects its cash burn in 2022 to be approximately $20 million to $25 million per quarter. Considering the $34.4 million DOJ settlement payment that the Company expects to make in the second quarter of 2022, the Company anticipates that it will need to raise capital over the course of 2022. Due to the uncertainty created in the business, the Company is not providing further financial guidance at this time.

Conference Call and Webcast Information

Eargo will host a conference call to discuss the third and fourth quarter financial results and an overall business update before market open on Monday, May 2, 2022, at 5:00 a.m. Pacific Time / 8:00 a.m. Eastern Time. The conference call can be accessed live over the phone at (833) 649-1234 for U.S. callers or (914) 987-7293 for international callers, using conference ID: 7382219. The live webinar can be accessed at ir.eargo.com.

About Eargo

Eargo is a medical device company dedicated to improving the quality of life of people with hearing loss. Our innovative products and go-to-market approach address the major challenges of traditional hearing aid adoption, including social stigma, accessibility and cost. We believe our Eargo hearing aids are the first ever virtually invisible, rechargeable, completely-in-canal, FDA-regulated, exempt Class I or Class II devices indicated to compensate for mild to moderate hearing loss. Our differentiated, consumer-first solution empowers consumers to take control of their hearing. Consumers can purchase online or over the phone and get personalized and convenient consultation and support from licensed hearing professionals via phone, text, email or video chat. The Eargo device is offered to consumers at approximately half the cost of competing hearing aids purchased through traditional channels in the United States.

Eargo’s sixth generation device, Eargo 6, is an FDA Class II exempt hearing device featuring Sound Adjust technology that automatically optimizes the soundscape as the user moves between environments. Eargo 6 is available for purchase here.

Related Links

http://eargo.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding preliminary financial results and gross systems shipped for the fourth quarter and year ended December 31, 2021 and preliminary financial results for the first quarter ended March 31, 2022; engagement with the OPM to align on and establish processes for supporting the submission of claims through the FEHB program; our expectations regarding changes in the regulatory landscape for hearing aid devices, including the proposed rule published by the FDA regarding over-the-counter hearing aids; expectations regarding customer returns of hearing aid systems; enhancement of our compliance and risk management processes with respect to our operations in the healthcare industry; and guidance regarding future financial and operating results. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks, uncertainties and assumptions related to: completion of our financial closing procedures for the periods ended September 30, 2021, December 31, 2021 and March 31, 2022 and any adjustments that may result from the completion of the annual independent audit of our consolidated financial statements; the extent to which we may be able to validate and establish processes to support the submission of claims for reimbursement from the FEHB program in the future, if at all, and our ability to maintain or increase insurance coverage of our hearing aids; the timing or results of ongoing claims audits and medical records reviews by third-party payors; the extent of losses from hearing aids delivered to customers from September 21, 2021 until

December 8, 2021; our ability to regain compliance with Nasdaq Listing Rules within the required time period, if at all; our ability to raise capital on acceptable terms, if at all; the impact of the DOJ investigation, third-party payor audits and the regulatory landscape for hearing aid devices on our business and results of operations; our expectations concerning additional orders by existing customers; our expectations regarding the potential market size and size of the potential consumer populations for our products and any future products; our ability to release new hearing aids and the anticipated features of any such hearing aids; developments and projections relating to our competitors and our industry, including competing products; our ability to maintain our competitive technological advantages against new entrants in our industry; the pricing of our hearing aids; our expectations regarding the ability to make certain claims related to the performance of our hearing aids relative to competitive products; and our estimates regarding the COVID-19 pandemic, including but not limited to, its duration and its impact on our business and results of operations. These and other risks are described in greater detail under the section titled “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Any forward-looking statements in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, are based on current expectations, forecasts and assumptions, and speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Nick Laudico

Senior Vice President of Corporate Strategy and Investor Relations

ir@eargo.com

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